Exhibit 99(j)


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" within the Prospectus and "Shareholder Services - Statements and Reports", "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated June 12, 2015 relating to the financial statements of AB Exchange Reserves (formerly known as AllianceBernstein Exchange Reserves) for the period ended April 30, 2015, which is incorporated by reference in this Post-Effective Amendment No. 37 to the Registration Statement (Form N-1A No. 33-74230) of AB Exchange Reserves.


                                               /s/ ERNST & YOUNG LLP


New York, New York
August 26, 2015